BayFirst Financial Corp.
Second Quarter 2023 Earnings Call

CORPORATE SPEAKERS:
Anthony Leo
BayFirst Financial; Chief Executive Officer
Robin Oliver
BayFirst Financial; EVP, Chief Operating Officer
Thomas Zernick
BayFirst Financial; President

PARTICIPANTS:
Justin Marca
Hovde Group; Analyst

PRESENTATION
Operator^ Good morning, ladies and gentlemen, and welcome to the BayFirst Financial Corp's second quarter 2023 conference call and Webcast. At this time, all lines are in a listen only mode. (Operator Instructions). I would now like to turn the conference over to Mr. Tony Leo, CEO. Please go ahead sir.
Anthony Leo^ Thank you, Lara. Today, I have with us our President, Tom Zernick, our Chief Operating Officer, Robin Oliver, and our Chief Financial Officer, Scott McKim. First, I'd like to welcome Scott to our call who joined us this week as CFO. We've now segregated Robin's role in the company, with her serving solely as Chief Operating Officer. Going forward, Scott will be discussing our financial results. However, today, in consideration of Scott's very short tenure, you'll be hearing the detailed discussion of our financial performance from Robin.
Today's call will include forward-looking statements and non-GAAP financial measures. Please refer to the cautionary statement on forward-looking statements contained on page two of the investor presentation.
We were pleased to report BayFirst's second quarter performance as we saw earnings increase from Q1, deposits steadily grow, and most importantly, continued expansion of our net interest margin, an overall trend we have enjoyed throughout the current rate cycle. Our emphasis on growing the footprint and overall franchise of our Community Bank has resulted in a 20% year-to-date increase in transaction account balances and more than 1,000 net new checking accounts during the year. This growth in retail and commercial checking accounts is a direct result of our unique products and services and the expansion of our network of banking centers throughout the Tampa Bay region.
This month, we opened our 10th banking center on Bee Ridge Road in Sarasota. This inviting new banking center is now our third in the Sarasota Bradenton portion of the Tampa Bay region. We're completing construction on our flagship Sarasota Banking Center on South Tamiami Trail, which is expected to open late this year or early in 2024.
We're also seeking regulatory approval to convert our North Sarasota LPO and Financial Resource Center in the Newtown District to a full-service branch. The Newtown District of

BayFirst Financial Corp.
Second Quarter 2023 Earnings Call

North Sarasota is the city's only majority minority area and represents our ongoing commitment to serve the entire community and reach out to the underserved.
While we continue to build our core community bank, CreditBench, our government guaranteed lending division remains a national leader in SBA lending, currently placing sixth among all SBA lenders nationwide. Aided by advances in technology, our small balance loan products within the overall 7(a) program have been a key driver of our growth in SBA lending.
Our BOLT product provides working capital loans up to $150,000 and carries an 85% SBA guarantee. Launched in June of 2022, BOLT loan originations are now averaging in excess of $25 million a month and garnering strong premiums in the secondary market. We have also expanded our reach in government guaranteed lending into the USDA B&I program, which generally involves larger loans carrying an 80% guarantee.
Tom will speak more about our success in government guaranteed lending and across all of our lending products in just a few minutes. Throughout the rate cycle, we have experienced expansion in our net interest margin. This expansion is a direct result of the asset sensitive position of the bank's balance sheet and likewise our ability to grow loans and deposits even in these challenging times. Robin will speak more about our margin in just a moment. Most importantly, we continue to grow our core deposit base and our overall banking franchise here in the Tampa Bay region.
As I mentioned at the outset, we have enjoyed significant growth in both the number of transaction accounts and associated balances. While we continue to expand our branch network with inviting new banking centers, we are also investing in the technology necessary to offer our customers the ability to do banking on their terms. Within the next 60 days, we expect to introduce a streamlined digital account opening system that we believe is second to none in the industry. We are confident that these investments will result in continued growth of our franchise and an attractive, stable core deposit base.
At this time, I'd like to turn it over to Robin to discuss our financial results.
Robin Oliver^ Thank you, Tony. Good morning, everyone. As you may recall, balance sheet growth and stability were a key focus in the first quarter and in the second quarter we were able to build upon those themes with continued stability in our deposit base, with 82% of deposits being fully insured, strong growth in loan balances of 6% during the quarter, but a more modest overall increase in total assets of 1.6% for the quarter as excessive levels of cash held in an abundance of caution at March 31 were intentionally reduced during the second quarter as fears in the banking industry subsided.
Overall year-to-date, total assets have increased 16% and retail or non-wholesale deposits have increased by an astounding 14% since the beginning of the year, at a time when the industry as a whole was experiencing deposit headwinds. Stockholders' equity increased by $726 thousand this quarter as positive earnings added to equity offset somewhat by dividends paid on our common and preferred shares. Although tangible book value per share was negatively impacted in the first quarter when the company adopted the current expected credit loss model, or CECL, tangible book value increased this quarter to $19.85 per share from $19.70 per share at the end of Q1.

BayFirst Financial Corp.
Second Quarter 2023 Earnings Call

As Tony mentioned, net income increased in Q2 as compared to Q1, with net income in the second quarter of $1.4 million compared to $739 thousand in Q1. The higher net income this quarter was the result of higher net interest income and noninterest income, offset somewhat by higher provision for credit losses and higher noninterest expense. Net interest income was $10 million in the second quarter, an increase of $1 million from the first quarter of 2023 and an increase of $3.5 million from the second quarter of 2022.
Net interest margin also increased slightly to 4.18% in the second quarter from 4.17% in the first quarter and more significantly from 3.73% in the second quarter of '22. Although deposit costs have risen over the past year, a significant portion of the loan portfolio has a variable rate of interest, with the vast majority of SBA loans repricing quarterly and much of the consumer loan portfolio repricing immediately after a rate adjustment. The company has a low concentration of conventional commercial real estate loans, which are typically fixed for five years or longer.
So, the asset sensitive nature of our balance sheet, along with a significant amount of SBA loans, which typically carry a higher rate of interest than conventional loans, allows us to pay a higher rate of interest on deposits to attract customers and grow our franchise. Noninterest income from continuing operations was $10.9 million for the second quarter of '23, an increase of $1.5 million from the first quarter, primarily due to an increase in $1.6 million in gain on sale of government guaranteed loans, partially offset by a reduction in fair value gains on government guaranteed loans.
Premiums on the sale of guaranteed SBA balances returned to historically strong levels after a dip in premiums and lower gain on sale in the first quarter, which we discussed previously in our April call. In addition, we also sold $11 million of unguaranteed loan balances at a modest discount during the quarter, which helped to reduce credit risk on our balance sheet associated with the unguaranteed portion of SBA loans.
While we sold the unguaranteed balances at a discount, the complex accounting associated with these sales actually resulted in a positive impact to earnings, as the loss on sale is offset by lower provision for credit losses and the acceleration of income related to previously deferred gain on sale from guaranteed loans. As I mentioned at the outset, the increases in net interest income and noninterest income were somewhat offset by a higher provision for credit losses of $2.8 million in the second quarter compared to $1.9 million in Q1.
While our overall asset quality remained stable, net charge offs did increase due to increases in both the SBA small loan program as well as unsecured consumer loans purchased from a third party. We ceased purchasing consumer loans from the third party in January of this year, however, and the increase in SBA charge offs is not unexpected given the rate environment as well as just our overall increase in loan volume. We also experienced an increase in nonperforming loans, however, this increase was primarily the result of one large single family residential loan as opposed to any concerning trends in the SBA or conventional loan portfolios. Finally, as it relates to earnings, noninterest expense also increased primarily in salaries and benefits and marketing costs as we continue to grow our franchise and build our brand.
Although return on average assets of 52 basis points and other earnings ratios remained lower than anticipated, mainly due to lower-than-expected core SBA production as well as lower gain

BayFirst Financial Corp.
Second Quarter 2023 Earnings Call

on sale in the first quarter, we are encouraged by the positive trajectory of our earnings and are continuing to invest in building our franchise as we work towards stability of earnings.
At this point, I'd like to turn things over to Tom to discuss loan production results and overall bank strategy.
Thomas Zernick^ Hey, thanks, Robin. Good morning and thank you for joining our call today. I would like to share with you an update on our community banking strategies, deposit results, and our loan production highlights. During Q2, our community banking team once again produced excellent results across our product lines. While some of the banking industry continues to experience deposit headwinds, our banking centers grew deposits $11 million during the quarter.
Our year-to-date deposit growth was $58 million, and most importantly, as Tony mentioned, we saw a net increase of more than 1,000 new checking accounts through June 30, further increasing our franchise value in the greater Tampa Bay area. Our consumer loan team closed over $30 million during Q2, anchored by home equity lines of credit and closed end second mortgages across the Tampa Bay area. In fact, our consumer loan clients become true relationships for us as over 85% of them open a checking account at BayFirst.
Our commercial loan team closed $30 million during Q2. This compares favorably to the $16 million closed during Q1. Our balance sheet liquidity will allow us to continue to support small and medium sized businesses with commercial loans, excellent treasury management products, and a robust commercial deposit product suite. Our Tampa Bay Area residential mortgage team closed over $16 million year-to-date, the majority of which were portfolio mortgages to strong borrowers here in Tampa Bay.
These mortgage clients also become true relationship clients as they move deposits to us as well. CreditBench, our government guaranteed lending platform, closed $124 million during Q2, bringing our year-to-date total to $245 million. That's up $139 million over the first six months of 2022. The majority of the increase is attributed to our strong granular BOLT program, which generates $150,000 loans with an 85% guarantee. And most importantly, the interest rates on these loans adjust quarterly and have fueled the NIM growth that Tony and Robin discussed earlier.
Our trailing twelve-month production in CreditBench is over $495 million. However, it is important to note our core SBA loan program that produces loans $350 thousand to $5 million has been challenged by the rising rate environment as borrowers are hesitant to buy a building or a business with prime at 8.5% that results in a loan rate of 11.25%. One last comment on our government guaranteed program. Currently, we have just under $30 million in USDA approvals, waiting on USDA funding that we expect to happen during Q3 and Q4.
So, overall, we have leveraged our product lines to expand the Tampa Bay franchise value by growing earning assets more than $100 million year-to-date, and as I mentioned, deposits $58 million year-to-date. And as we celebrate the grand opening of our 10th banking center, and second located in Sarasota, we continue to create spaces that clients feel comfortable in and where a community friendly environment is present. All of our new banking centers have a collaboration space that we open up to community groups, clients or otherwise.

BayFirst Financial Corp.
Second Quarter 2023 Earnings Call

We now have Chamber of Commerce groups, non-profits and business groups using our banking centers for their meetings. This has been a catalyst to our ever-growing brand awareness. Lastly, I want to share a success story around a concept we've developed called Deal Pods. Our community bank has three distinct market areas: Tampa, Pinellas County and Sarasota-Bradenton.
Across the regions, we created six Deal Pods made up of banking center staff, consumer lenders, commercial lenders, residential mortgage lenders, treasury management, and SBA Loan officers. These pods hold events every month in their respective communities and oftentimes in their banking centers.
Once a month, we hear the reports from the pod captains on their extensive outreach to community groups, centers of influence, realtors, etc. Our Deal Pods have held more than 300 networking events year-to-date. This is just one example of a laser focus that has fueled our growth in deposits, loans and brand awareness as we strive to become the premier community bank in the Tampa Bay area. And Tony, I'll take it back to you.
Anthony Leo^ Thank you. At this time, we would like to open it up for any questions.

QUESTIONS AND ANSWERS
Operator^ Thank you, sir. (Operator Instructions). Your first question comes from the line of Justin Marca from Hovde. Please go ahead.
Justin Marca^ Hey, good morning. Just wanted to start on loans. Curious how production has been thus far in July and how the pipeline is looking for the quarter. And have you seen any material change in the mix or customer type?
Anthony Leo^ What type of production? I'm sorry, we missed that.
Justin Marca^ Production in general.
Anthony Leo^ Tom, why don't you go ahead?
Thomas Zernick^ Yes. Hey. Good morning, Justin. This is Tom. As I mentioned, the biggest area that has been impacted by the rising interest rates has been our core SBA loan program. Those are the larger SBA loans that we use to fund business acquisition, debt refinance, someone buying a building, etc. So, we have certainly seen a softness in the core lending program, but it's been offset by continued increases in our BOLT SBA loan program that are the small granular loans.
On the conventional side of the coin, we definitely have seen softness on that side of the pipeline as well, although we did have a 55% increase in Q2 in our conventional lending. But there's certainly concern about the interest rates. And we just continue to do the blocking and tackling. We do the outreach. We love to lend money to business owner operators, and that's really where we spend our time.
And we've also been fortunate to have a robust consumer loan program that continues to do remarkably well for us, quarter over quarter, and we will continue to use that to fuel our earning asset growth.

BayFirst Financial Corp.
Second Quarter 2023 Earnings Call

Justin Marca^ That's helpful. Thanks. And are any customers voicing concerns about the elevated rate environment, more in terms of starting new projects, or are they holding off expansion efforts due to the Fed's policy?
Thomas Zernick^ Yes Justin, that's exactly what's happening. Borrowers are hesitant. You know, when Prime was 3.25%, and you add a couple points to it, you have a very attractive borrowing rate to buy a business, or buy a building, or even refinance high interest rate debt. But now that Prime's at 8.5%, we will continue to be challenged. And again, we do see clients putting projects on hold, and that's just what's happening in the commercial loan space, whether it's conventional or SBA.
Justin Marca^ That makes sense. Thanks. Curious if you had the spot rate for the NIM at June 30th, and any sort of expectations for the second half of '23 that you could share regarding the margin would be helpful.
Robin Oliver^ Yes, I'm not sure I'm familiar with the term spot rate. Our NIM was 4.18% in the second quarter, which was up from Q1. I hesitate to share projections for the remainder of the year, but as we discussed, we are asset sensitive. So, even though there's continued demand from customers on the deposit rates, we're certainly feeling that across the industry every time the Fed raises rates, our consumer loans go up, right?
Our HELOCs or any other type of consumer loans, and then the first of the next quarter, the vast majority of our SBA rates are variable, and those will go up as well. So, that's why we're not as squeezed as some other financial institutions on net interest income, just due to that asset sensitivity. So, I don't know if I answered your question, but happy to expand on that in any further way.
Anthony Leo^ I would add to Robin's observations that since the beginning of the rate cycle in March of 2022, our net interest margin has actually expanded 103 basis points, while others have experienced margin compression. And obviously, it is primarily related to the asset sensitive position of the balance sheet. But, notwithstanding the headwinds, in our larger SBA loans and in conventional commercial lending, we have been successful at continuing to grow our loan portfolio.
We had a very strong quarter in conventional commercial lending. We continued to grow our consumer lending, and what that's allowed us to do, the growth of the bank has allowed us to bring on new assets at current pricing, continuing to support the growth in the NIM. So, both the asset sensitivity position as well as our ability to continue to generate assets in this environment. I'd also want to talk a little bit about our liability side.
We are focused on growing our core community bank, and that means the number of checking and savings accounts, true customers of the bank. And we have grown our transaction account balances by 20% year-to-date, and the vast majority of that is very low-cost funds. Nonetheless, because of the high yield on the SBA assets, we are able to offer promotional rates to support funding and to introduce the bank to new customers. All of those work, in the end, to contribute to continued growth in net interest income and to support the growth of our franchise.

BayFirst Financial Corp.
Second Quarter 2023 Earnings Call

Justin Marca^ That's good color there. Thank you. And just thinking on the deposit front, curious about any sort of specific irrational competition you've been seeing in terms of yield, and curious how your customers are reacting. Are they kind of searching or asking for higher yielding products?
Robin Oliver^ Well, we are in Florida, and so I would say the market is maybe a little bit different here. And there are always those rate shoppers, but we've worked hard with our products that, for example, our Bay Live account with a higher money market rate requires an active checking account with ten electronic deposits and so on and so forth. So, we will offer some promotional rates that some rate shopper type customers may pick up.
But at the same time, our banking center managers and employees are incentivized on the growth of number of accounts and checking and savings accounts, trying to build the true sticky customers, if you will. So, there's always those folks out there. And yes, there are certainly times when we hear of rates that are very competitive in nature, but we're in a unique position to be able to offer those rates and really to attract core customers to the bank as we build out banking centers.
Anthony Leo^ Yes, and I would add too that our asset side provides us tremendous flexibility in the growth of our core community bank. But our deposit mix in general, so, while our emphasis is entirely focused on building core deposits and customers, primarily checking and savings accounts, we have the ability to meet promotional rates, to meet or exceed promotional rates in the market to support our funding of high yielding assets.
At the same time, those do introduce us to additional customers and expand the awareness of the bank. But our focus is on growing transaction accounts, low-cost funding. At the same time, we have the ability to meet the demands within the market.
Justin Marca^ That makes sense. Thanks. And just last one for me. I just want to touch on credit quality. It's noted in the release that the NCOs ticked up a little bit, and it's kind of a reversion back to historical norms. Any general comments on how you're viewing overall credit quality in the portfolio and how borrower performance has been doing?
Robin Oliver^ It's certainly something we continue to watch, but if I look back at our charge off rates on the SBA small loan program, from pre-pandemic days to where we are today, maybe the dollars are a little higher, but the percentage really isn't. And we've done an astounding amount of small loans in our BOLT program that Tom spoke about, the $150,000 or less loans, that were in the market at prime plus 375 bps, and they carry an 85% guarantee.
And we've had very little losses. I mean, we've done 1,800 plus loans in that program since June of '22, and we've had less than 1% charge off at this point. So, I think really, the increase is largely kind of just back to historical norms, as well as increasing just due to the increase in our volume. So, that's what we see at this point. And then, of course, we mentioned the purchased unsecured consumer loans.
We purchased a fair amount of those in '22 and are seeing some increased charge offs in that space, but we stopped purchasing those in January, given the current economic environment.

BayFirst Financial Corp.
Second Quarter 2023 Earnings Call

And hopefully we'll see that kind of run down as the portfolio itself runs off. So, that's a little bit of what's driving it, or if Tony or Tom have anything to add.
Anthony Leo^ Now, frankly, the success of our organic consumer loan generation through our consumer loan department alleviates any need for any third party originated loans, which bear a higher credit risk. We have experienced virtually no asset quality issues in our generated, organically generated consumer loans.
Justin Marca^ That's helpful. Thanks for taking my question today.
Robin Oliver^ Thank you, Justin.
Operator^ Thank you. (Operator Instructions). There are no further questions at this time. I'd now like to turn the call back over to Mr. Tony Leo for any closing remarks.
Anthony Leo^ I would just like to thank everyone for joining us today, listening in, and for your support of BayFirst Financial. And thank you very much. And we will talk to you again next quarter.
Operator^ Thank you, sir. Ladies and gentlemen, this concludes your conference call for today. We thank you for participating and ask that you please disconnect your lines. Have a lovely day.
Ladies and gentlemen, this concludes your conference call for today. We thank you for participating and ask that you please disconnect your line.